Registration No. 333-

     As filed with the Securities and Exchange Commission on July 25, 2001
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                           NEWMONT MINING CORPORATION
             (Exact name of Registrant as specified in its charter)
                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)
                                   13-2526632
                      (I.R.S. Employer Identification No.)

                               1700 Lincoln Street
                             Denver, Colorado 80203
                                 (303) 863-7414
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                              Britt D. Banks, Esq.
                           Newmont Mining Corporation
                               1700 Lincoln Street
                             Denver, Colorado 80203
                                 (303) 863-7414
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   Copies to:
                             Maureen Brundage, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York 10036
                                 (212) 819-8200


     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

 ==============================================================================================================================
                                                                       Proposed maximum       Proposed maximum       Amount of
          Title of each class of               Amount to be             offering price       aggregate offering    registration
       Securities to be registered             registered (1)            per unit (1)             price (1)             fee

 ------------------------------------------------------------------------------------------------------------------------------
 Common  Stock (and associated Preferred
    Stock Purchase Rights) (2)..........
 Preferred Stock (3)....................
 Warrants for Common Stock (4)..........
 Senior Debt Securities (5).............
 Subordinated Debt Securities (6).......


  Warrants for Debt Securities (7)......
  Total.................................        US$275,000,000 (8)     100%                  US$275,000,000 (8)    US$68,750
 ===========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2) Subject to note (8) below, there is being registered hereunder an indeterminate number of shares of common stock (and associated preferred stock purchase rights) of Newmont Mining Corporation (the "Company") as may be issued from time to time at indeterminate prices, including shares issuable upon conversion of (i) debt securities that are convertible into common stock or (ii) preferred stock that is convertible into common stock.
(3) Subject to note (8) below, there is being registered hereunder an indeterminate number of shares of preferred stock of the Company as may be issued from time to time at indeterminate prices. Such shares of preferred stock may be convertible into shares of common stock of the Company.
(4) Subject to note (8) below, there is being registered hereunder an indeterminate number of warrants of the Company as may be issued from time to time at indeterminate prices entitling the holder to purchase shares of common stock of the Company.
(5) Subject to note (8) below, there is being registered hereunder an indeterminate principal amount of senior debt securities of the Company as may be issued from time to time at indeterminate prices. Such senior debt securities may be convertible into shares of common stock of the Company.
(6) Subject to note (8) below, there is being registered hereunder an indeterminate principal amount of subordinated debt securities of the Company as may be issued from time to time at indeterminate prices. Such subordinated debt securities may be convertible into shares of common stock of the Company.
(7) Subject to note (8) below, there is being registered hereunder an indeterminate number of warrants of the Company as may be issued from time to time at indeterminate prices entitling the holder to purchase senior debt securities and/or subordinated debt securities of the Company.
(8) In no event will the aggregate offering price of all securities issued from time to time under this registration statement and the Company's Registration Statements on Form S-3 (Nos. 333-59141 and 333-82671) exceed U.S.$500,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

          Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement also relates to $225,000,000 maximum aggregate offering price of Common Stock, Preferred Stock, Depositary Shares and Common Stock Warrants previously registered under the Company's Registration Statements on Form S-3 (Registration Nos. 333-59141 and 333-82671). This Registration Statement constitutes Post-Effective Amendment No. 2 to the Company's Registration Statement on Form S-3 (Registration No. 33-59141) and Post-Effective Amendment No. 2 to the Company's Registration Statement on Form S-3 (Registration No. 333-82671).

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS








NEWMONT MINING CORPORATION

       We may offer by this prospectus the following securities for sale:

                            o Common Stock

                            o Preferred Stock

                            o Warrants to purchase Common Stock

                            o Senior Debt Securities

                            o Subordinated Debt Securities

                            o Warrants to purchase Debt Securities




We will provide the specific terms of the securities that we are offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.




Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered by this prospectus or have determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


This prospectus is dated July 25, 2001.

                      TABLE OF CONTENTS

About This Prospectus..........................................................1
Newmont........................................................................1
Use of Proceeds................................................................1
Ratios of Earnings to Fixed Charges and
    Preferred Stock Dividends..................................................1
Description of Capital Stock...................................................2
Description of Common Stock....................................................3
Description of Preferred Stock.................................................7
Description of Common Stock Warrants..........................................11
Description of Debt Securities ...............................................12
Description of Debt Security Warrants.........................................22
U.S. Federal Income Tax
    Considerations as a Real Property
    Holding Corporation.......................................................23
Plan of Distribution..........................................................24
Legal Opinion.................................................................25
Experts.......................................................................25
Where You Can Find More Information...........................................25

                             ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. The shelf process allows us to sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $500 million.

          This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement with specific information about the terms of the securities. The prospectus supplement may also update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

                                     NEWMONT

          We were incorporated in 1965 under the laws of Delaware.

          We are engaged, directly or indirectly through our subsidiaries and affiliates, in the production of gold, the development of mining properties, the exploration for gold and the acquisition of such properties worldwide. We produce gold from mines in Nevada, California, and, outside of the United States, from operations in Peru, Indonesia, Mexico and Uzbekistan. We also produce copper concentrates from a copper/gold deposit at a second location in Indonesia. As a result of our merger with Battle Mountain, we now have added gold production from mines in Canada, Australia and Bolivia.

          Our principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203. Our telephone number is (303) 863-7414.

                                 USE OF PROCEEDS

          Unless we state otherwise in a prospectus supplement, the net proceeds from the sale of any securities will be used for general corporate purposes including the repayment of debt, acquisitions, additions to working capital and capital expenditures.

                           RATIOS OF EARNINGS TO FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS

          The following table contains our ratios of earnings to fixed charges for the periods indicated, giving effect to our January 2001 acquisition of Battle Mountain Gold Company. Earnings in 1999 and 1998 were inadequate to cover fixed charges with a deficiency of $51 million in 1999, and $706 million in 1998. Earnings for the three months ended March 31, 2001 were inadequate to cover fixed charges with a deficiency of $21 million.



        Three Months ended March 31,                  Year ended December 31,
        ----------------------------                  -----------------------
        2001                  2000           2000      1999      1998      1997    1996
        ----                  ----           ----      ----      ----      ----    ----

         --                    2.7           1.4        --        --       1.9      1.1



          The following table contains our ratios of earnings to fixed charges and preferred stock dividends for the periods indicated, giving effect to our acquisition of Battle Mountain Gold Company. Earnings in 1999 and 1998 were inadequate to cover fixed charges and preferred stock dividends with a deficiency of $62 million in 1999, and $718 million in 1998. Earnings in the three months ended March 31, 2001 were inadequate to cover fixed charges and preferred stock dividends with a deficiency of $24 million.


        Three Months ended March 31,                     Year ended December 31,
        ----------------------------                     -----------------------
            2001                2000           2000      1999      1998      1997      1996
            ----                ----           ----      ----      ----      ----      ----

             --                  2.5           1.2        --        --       1.7        1.0




          For the purposes of these tables, fixed charges are calculated by adding the following:

            o    interest expensed and capitalized,

            o amortized premiums, discounts and capitalized expenses related to indebtedness,

            o    an estimate of the interest within rental expense and

            o preferred stock dividend requirements of consolidated subsidiaries, if any.

          For purposes of these tables, earnings are calculated by adding:

            o pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees,

            o    fixed charges,

            o    amortization of capitalized interest,

            o    distributed income of equity investees and

            o our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges

            o    and then subtracting:

            o    capitalized interest,

            o preferred stock dividend requirements of consolidated subsidiaries, if any, and

            o minority interests in pre-tax income of subsidiaries that have not incurred fixed charges.

The term "equity investees" means investments that we account for using the equity method of accounting. The term "preferred stock dividend" means the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred stock.

                          DESCRIPTION OF CAPITAL STOCK

          As of June 30, 2001, we had 255,000,000 shares of authorized capital stock. Those shares consisted of:

       o 5,000,000 shares of preferred stock, of which 2,300,000 were outstanding; and

       o 250,000,000 shares of common stock, of which 195,827,929 shares were outstanding.

                           DESCRIPTION OF COMMON STOCK

          The rights of our common stockholders are governed by Delaware law, our restated certificate of incorporation, as amended, and our by-laws. The following is a summary of the material terms of our common stock and is qualified in its entirety by reference to the applicable provisions of Delaware law, our restated certificate of incorporation, as amended, and our by-laws. Copies of our restated certificate of incorporation, as amended, and our by-laws are exhibits to our registration statement of which this prospectus forms a part.

Listing

          Our common stock is listed on the New York Stock Exchange under the symbol "NEM" and on the Brussels Stock Exchange and the Swiss Stock Exchange.

Dividends

          The owners of common stock may receive dividends when declared by the board of directors. Subject to the terms of any outstanding preferred stock, owners of common stock may not receive dividends until we have satisfied our obligations to any holders of such preferred stock.

Voting Rights

          Each share of common stock is entitled to one vote in the election of directors and other matters. There is no cumulative voting.

By-Laws

          Our board of directors may adopt, amend or repeal our by-laws subject to Delaware law and our certificate of incorporation. The board's power to change our by-laws is also subject to the power of stockholders to do the same.

Liquidation Rights

          If we liquidate, dissolve or wind-up our business, whether voluntarily or not, common stockholders will share equally in the distribution of all assets remaining after we pay creditors and preferred stockholders.

Redemption

          The common stock is not redeemable or convertible.

Anti-Takeover Provisions

          Article NINTH of our restated certificate of incorporation and our stockholder rights plan may make it more difficult for certain corporations, entities or persons to acquire control of us or to remove management.

Approval of Certain Mergers, Consolidations, Sales and Leases

          Article NINTH of our restated certificate of incorporation requires us to get the approval of 80% of our stockholders who are entitled to vote in elections of directors to enter the following types of transactions:

          o a merger or consolidation between us and another corporation that holds 10% of our outstanding shares;

          o the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% of our outstanding shares; or

          o any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity who holds 10% of our outstanding shares.

          However, Article NINTH does not apply to any transaction if

          o the board of directors has approved the transaction before the other corporation, person or entity has become a holder of 10% of our outstanding shares or

          o if we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

          Article NINTH can only be altered or repealed with the approval of 80% of our stockholders.

Stockholder Rights Plan

          On August 31, 2000, our board of directors declared a dividend of one Series A Junior Participating Preferred Stock purchase right for each outstanding share of common stock, par value $1.60 per share. The dividend was paid on September 11, 2000 to the stockholders of record on that date.

          The following is a summary of the material terms of our Series A Junior Participating Preferred Stock and the Rights Agreement, dated as of August 31, 2000, between us and Mellon Investor Services LLC, as rights agent, relating to rights to purchase shares of our Series A Junior Participating Preferred Stock, and is qualified in its entirety by reference to the Rights Agreement, which includes the form of certificate of designations of our Series A Junior Participating Preferred Stock. A copy of the Rights Agreement is an exhibit to our registration statement of which this prospectus forms a part.

          In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group which acquires 15% or more of our outstanding common stock without the approval of our board.

The Rights

          Our board authorized the issuance of one right with respect to each share of common stock outstanding on September 11, 2000. The rights initially traded with, and were inseparable from, the common stock. The rights are evidenced only by certificates that represent shares of our common stock. New rights accompany any new shares of our common stock issued after September 11, 2000 until the "distribution date" described below.

Exercise Price

          Each right allows its holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, referred to as "preferred shares," for $100, once the rights become exercisable. This portion of a preferred share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the right does not give its holder any dividend, voting, or liquidation rights.

Exercisability

          The rights will not be exercisable until

          o 10 days after the public announcement that a person or group has become an "acquiring person" by obtaining beneficial ownership of 15% or more of our outstanding common stock, or, if earlier,

          o 10 business days, or a later date determined by our board before any person or group becomes an acquiring person, after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an acquiring person.

          We refer to the date when the rights become exercisable as the "distribution date." Until that date, the common stock certificates also evidence the rights, and any transfer of shares of common stock constitutes a transfer of rights. After that date, the rights will separate from the common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. Any rights held by an acquiring person are void and may not be exercised.

          Our board may reduce the threshold at which a person or group becomes an acquiring person from 15% to not less than 10% of our outstanding common stock.

Consequences of a Person or Group Becoming an Acquiring Person

          o Flip In. If a person or group becomes an acquiring person, all holders of rights except the acquiring person may, for $100, purchase shares of our common stock with a market value of $200, based on the market price of the common stock prior to such acquisition.

          o Flip Over. If we are later acquired in a merger or similar transaction after the rights distribution date, all holders of rights except the acquiring person may, for $100, purchase shares of the acquiring corporation with a market value of $200 based on the market price of the acquiring corporation's stock, prior to such merger.

Preferred Share Provisions

          Each one one-thousandth of a preferred share, if issued:

          o      will not be redeemable.

          o will entitle holders to quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater.

          o will entitle holders upon liquidation either to receive $1 per share or an amount equal to the payment made on one share of common stock, whichever is greater.

          o      will have the same voting power as one share of common stock.

          o if shares of our common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per-share payment equal to the payment made on one share of common stock.

          The value of a one one-thousandth interest in a preferred share approximates the value of one share of common stock.

Expiration

          The rights will expire on September 11, 2010.

Redemption

          Our board may redeem the rights for $0.001 per right at any time before any person or group becomes an acquiring person. If our board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Exchange

          After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board may extinguish the rights by exchanging one share of common stock or an equivalent security for each right, other than rights held by the acquiring person.

Anti-Dilution Provisions

          Our board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the preferred shares or common stock. No adjustments to the exercise price of less than 1% may be made.

Amendments

          The terms of the Rights Agreement may be amended by our board without consent of the holders of the rights. However, our board may not amend the rights agreement to lower the threshold at which a person or group becomes an acquiring person to below 10% of our outstanding common stock. In addition, our board may not cause a person or group to become an acquiring person by lowering this threshold below the percentage interest that such person or group already owns. After a person or group becomes an acquiring person, our board may not amend the agreement in a way that adversely affects holders of the rights.

The Rights Have Anti-Takeover Effects

          The stockholder rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board, as the rights may be redeemed by us at the required redemption price, or may be amended so as not to apply to such a combination, prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of our common stock.

          The Rights Agreement, specifying the terms of the rights and including, as an exhibit, the form of the certificate of designation setting forth the terms of the Series A Junior Participating Preferred Stock, is attached as an exhibit to our registration statement on Form 8-A, dated September 6, 2000, and is incorporated in this document by reference. The foregoing description of the Series A Junior Participating Preferred Stock purchase rights is qualified in its entirety by reference to this exhibit. You should read the Rights Agreement.

                         DESCRIPTION OF PREFERRED STOCK

General

          Our restated certificate of incorporation authorizes us to issue 5,000,000 shares of preferred stock and it is issuable in series. Our board of directors has the power to fix various terms for each series of preferred stock, including the following:

          o    voting powers,

          o    designations,

          o    preferences,

          o    the relative participating and optional or other rights,

          o    qualifications and

          o    limitations and restrictions.

$3.25 Convertible Preferred Stock

          As of July 24, 2001, we had outstanding 2,300,000 shares of $3.25 convertible preferred stock, par value $5.00 per share. The following is a summary of the material terms of our convertible preferred stock. This summary is qualified in its entirety by reference to the applicable provisions of Delaware law, our restated certificate of incorporation, as amended, our certificate of designations for the $3.25 convertible preferred stock and our by-laws. Copies of our restated certificate of incorporation, as amended, our certificate of designations for the $3.25 convertible preferred stock and our by-laws are exhibits to our registration statement of which this prospectus forms a part.

Dividend Rights

          Holders of shares of the convertible preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available therefor, an annual cash dividend of $3.25 per share, payable in equal quarterly installments on February 15, May 15, August 15 and November 15, of each year, except that if such date is not a Saturday, Sunday or legal holiday, then such dividend will be payable on the next succeeding day that is not a Saturday, Sunday or legal holiday. Dividends on the convertible preferred stock will accrue without interest and be cumulative from the date of initial issuance. Dividends will be payable to holders of record as they appear on our stock transfer books on such record dates as are fixed by our board of directors.

          If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the convertible preferred stock and any other preferred stock ranking on a parity as to dividends with the convertible preferred stock, all dividends declared upon shares of convertible preferred stock and such other parity preferred stock will be declared pro rata so that in all cases the amount of dividends declared and paid per share on the convertible preferred stock and such other parity preferred stock will bear to each other the same ratio that accumulated dividends per share on the shares of convertible preferred stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends on the convertible preferred stock have been paid, or declared and sums set aside for the payment thereof, dividends (other than in common stock or any of our other stock ranking junior to the convertible preferred stock as to dividends and as to liquidation rights) may not be paid, or declared and set aside for payment, and other distributions may not be made upon the common stock or on any of our other stock ranking junior to or on a parity with the convertible preferred stock as to dividends; and neither common stock nor any of our other stock ranking junior to the convertible preferred stock as to dividends may be redeemed, purchased or otherwise acquired for any consideration by us.

Conversion Rights

          Each share of convertible preferred stock is convertible into shares of our common stock at any time at the conversion price of $100 adjusted as described in the following paragraphs. If shares of convertible preferred stock are earlier called for redemption, the conversion right with respect thereto will terminate at the close of business on the date fixed for redemption and will be lost if not exercised prior to that time, unless we default in payment of the redemption obligation.

          Fractional shares of common stock will not be delivered upon conversion, but a cash adjustment will be paid in respect of such fractional interests based on the then-current market price of the common stock.

          The conversion price is subject to adjustment upon certain events, including

          (1) the issuance of common stock as a dividend or distribution on the common stock;

          (2)    a combination, subdivision or reclassification of common stock;

          (3) the issuance to all holders of common stock of rights or warrants (expiring within 45 days after the record date for determining stockholders entitled to receive them) entitling them to subscribe for or purchase common stock at less than the then-current market price; and

          (4) the distribution to all holders of common stock or capital stock (other than common stock), evidences of our indebtedness, assets (excluding regular periodic cash dividends), or rights or warrants to subscribe for or purchase our securities (excluding the dividends, distributions, rights and warrants mentioned above).

          No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to 1% of such price. We will not adjust the conversion price with respect to rights or warrants issued pursuant to certain employee benefit plans. Adjustments to the conversion price with respect to preferred stock purchase rights or similar rights or warrants hereafter adopted or issued will generally be made when such preferred stock purchase rights or similar rights or warrants are exercised. From time to time we may decrease the conversion price by any amount for any period of at least 20 days, so long as the decrease is irrevocable during such period, in which case we will give at least 15 days' notice of such decrease. In addition to the foregoing adjustments, we are permitted to make such reductions in the conversion price as we determine to be advisable in order that any stock dividend, subdivision or shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by Newmont to its stockholders will not be taxable to the recipients.

          Except as stated above, we will not adjust the conversion price for the issuance of common stock, or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

         In case of any consolidation or merger to which we are a party (other than a merger or consolidation in which we are the continuing corporation and in which the common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of another corporation), or in case of any sale or transfer to another corporation of our property as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), there will be no adjustment of the conversion price. In any such case, each holder of the then-outstanding convertible preferred stock will have the right, at the holder's option, to convert such holder's convertible preferred stock into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer by a holder of the number of shares of common stock into which such convertible preferred stock might have been converted immediately prior to such consolidation, merger, statutory exchange, sale or transfer, assuming such holder of common stock failed to exercise such holder's rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer (provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). In the case of a cash merger of us into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that thereafter each share of convertible preferred stock would be convertible at the conversion price in effect at such time into the same amount of cash per share into which each share of convertible preferred stock would have been convertible had such share been converted into common stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash into which such shares of convertible preferred stock would be converted could be more or less than the liquidation preference with respect to such convertible preferred stock.

          Convertible preferred stock surrendered for conversion after the close of business on a record date for payment of dividends and before the opening of business on the next succeeding dividend payment date (unless such convertible preferred stock is subject to redemption on a redemption date in that period) must be accompanied by payment of an amount equal to the dividend thereon which is to be paid on such dividend payment date. Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued dividends on the convertible preferred stock or for any dividends or distributions on any shares of common stock delivered upon such conversion.

Liquidation Rights

          In the event of any liquidation, dissolution or winding up of Newmont, the holders of shares of convertible preferred stock are entitled to receive a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment before any distribution of assets is made to holders of common stock or any other stock that ranks junior to the convertible preferred stock as to liquidation rights.

          The holders of convertible preferred stock and all series or classes of our stock issued after the convertible preferred stock that rank on a parity as to liquidation rights with the convertible preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the convertible preferred stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by us. Neither a consolidation, merger or other business combination of us with or into another corporation or other entity nor a sale or transfer of all or part of our assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of us.

Redemption at Option of Newmont

          The convertible preferred stock is redeemable, at our option, in whole or in part, for shares of common stock, at any time, if redeemed during the 12-month period beginning May 15 of the year specified below, at the following redemption prices:

                                   Price Per
       Year                          Share
       ----                          -----
       2001..................       $50.650
       2002..................       $50.325

and thereafter at $50.00 per share, plus in each case accrued and unpaid dividends to the redemption date. At no time will the convertible preferred stock be redeemable for cash.

          We will issue in payment of the redemption price for each share of convertible preferred stock to be redeemed such number of shares of common stock as equals (1) the then-current Redemption Price of the convertible preferred stock, divided by (2) the market price of the common stock, subject to adjustment in certain circumstances. The market price will be calculated as the lower of (1) the average of the daily closing prices of the common stock for the 20 consecutive trading days immediately preceding the first business day immediately preceding the date of the applicable redemption notice and (2) the closing price of the common stock on the trading day immediately preceding the first business day immediately preceding the date of the applicable redemption notice. The closing price for each day will be the last reported sales price regular way or, in case no such reported sales takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the New York Stock Exchange Composite Tape. Fractional shares of common stock will not be issued upon any redemption of convertible preferred stock, but, in lieu thereof, we will pay a cash adjustment based on the Market Price.

          If fewer than all the outstanding shares of convertible preferred stock are to be redeemed, we will select those shares to be redeemed pro rata or by lot or in such other manner as the board of directors may determine. There is no mandatory redemption or sinking fund obligation with respect to the convertible preferred stock. In the event that we have failed to pay accrued and unpaid dividends on the convertible preferred stock, we may not redeem less than all of the then-outstanding shares of the convertible preferred stock until all such accrued and unpaid dividends have been paid in full.

          Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of convertible preferred stock to be redeemed at the address shown on the stock transfer books. After the redemption date, dividends will cease to accrue on the shares of convertible preferred stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive shares of common stock equal to the Redemption Price as described above without interest or adjustment resulting from changes in the market value of the common stock. At the close of business on the redemption date, each holder of convertible preferred stock so redeemed (unless Newmont defaults on its obligations to deliver shares of common stock or cash) will be, without any further action, deemed a holder of the number of shares of common stock for which such convertible preferred stock is redeemable.

Voting Rights

          Holders of the convertible preferred stock will have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of convertible preferred stock will be entitled to one vote, excluding shares held by Newmont or any entity controlled by us, which shares will have no voting rights.

          Whenever dividends on the convertible preferred stock have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares, whether or not consecutive, the number of directors of Newmont will be increased by two, and the holders of the convertible preferred stock (voting separately as a class with the holders of any outstanding shares of stock on a parity as to dividends with the convertible preferred stock ("parity dividend stock") on which like voting rights have been conferred and are exercisable) will be entitled to elect such two additional directors to the board of directors at any meeting of our stockholders at which directors are to be elected until all such dividends accrued and in default have been paid in full or set apart for payment in full. The term of office of all directors so elected will terminate immediately upon such payment or setting apart for payment.

          In addition, so long as any convertible preferred stock is outstanding, we will not, without the affirmative vote or consent of the holders of at least 66-2/3 percent of all outstanding shares of convertible preferred stock, voting separately as a class, (i) amend, alter or repeal any provision of our certificate of incorporation or by-laws so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the convertible preferred stock, (ii) authorize or issue or increase the authorized amount of any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the convertible preferred stock as to dividends or as to rights upon liquidation, dissolution or winding up of us or (iii) effect any reclassification of the convertible preferred stock.

Other Provisions

          The shares of convertible preferred stock, when issued, will be duly and validly issued, fully paid and nonassessable.

          The holders of shares of convertible preferred stock have no preemptive rights with respect to any of our securities.

          Our convertible preferred stock is listed and traded on the New York Stock Exchange. The registrar, transfer agent, conversion agent and dividend disbursing agent for the convertible preferred stock and the transfer agent and registrar for the common stock issuable upon conversion thereof will be Mellon Investor Services, LLC.

                      DESCRIPTION OF COMMON STOCK WARRANTS

          We may issue warrants for the purchase of common stock. The warrants may be issued independently or together with any securities offered by any prospectus supplement. The warrants will be issued under one or more common stock warrant agreements between us and a bank or trust company as common stock warrant agent. The common stock warrant agent will be our agent and will not assume any obligations to any owner of the warrants. The following is a summary of the material terms of the separate common stock warrant agreements. This summary is qualified in its entirety by reference to the form of common stock warrant agreement, a copy of which is an exhibit to our registration statement of which this prospectus forms a part.

General

          Under the common stock warrant agreement, warrants may be issued in one or more series. The prospectus supplement and the common stock warrant agreement relating to any series of warrants will include specific terms about the warrants. These terms include some of the following:

          o    the type and number of warrants,

          o the amount of related common stock for which the warrant can be exercised and the price or the manner of determining the price and currency or other consideration to purchase such common stock,

          o    the expiration date of each warrant,

          o    the exercise date of each warrant,

          o    the offering price and currency of each warrant,

          o if applicable, the designation and terms of the securities with which each warrant can be issued,

          o any provision dealing with the date on which the warrants and related securities will be separately transferable,

          o any provision granting a mandatory or an optional redemption provision,

          o    the identity of the common stock warrant agent,

          o    the form of the warrant certificates and

          o    any other terms of the warrant.

          The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the common stock warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Until a common stock warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock issuable upon exercise of the common stock warrant.

Exercise of Common Stock Warrants

          To exercise warrants, the holder must provide the common stock warrant agent with the following:

          o  payment of the exercise price,

          o certain information required as described on the reverse side of the warrant certificates,

          o  the number of warrants to be exercised and

          o  an executed and completed warrant certificate.

          The common stock warrant agent will issue a new warrant certificate for any warrants not exercised. The exercise price and the number of shares of common stock that each warrant can purchase will be subject to adjustment in certain events, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. No adjustment will be required until cumulative adjustments require an adjustment of at least 1%.

          From time to time, we may reduce the exercise price. No fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable. If we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant shall have the right to the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which such warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Common Stock Warrant Agreement

          The common stock warrant agreement will permit us and the common stock warrant agent, without the consent of the common stock warrant holders, to supplement or amend the agreement in the following circumstances:

          o  to cure any ambiguity;

          o to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

          o to add new provisions regarding certain matters or questions that we and the common stock warrant agent may deem necessary or desirable and which do not adversely affect the interests of the common stock warrant holders.

                         DESCRIPTION OF DEBT SECURITIES

General

          We may offer:

          o  senior debt securities and

          o  subordinated debt securities.

          Any senior debt securities will be issued under an indenture dated as of May 1, 2001 between us and Citibank, N.A., as trustee. Any subordinated debt securities will be issued under a separate indenture between us and Citibank, N.A., as trustee. All references in this section to debt securities are references to both the senior debt securities and the subordinated debt securities. All references to the indentures are references to both the indenture for senior debt securities and the indenture for the subordinated debt securities. All references to the trustee include both the trustee for the senior debt securities and the trustee for the subordinated debt securities.

          The following description of the debt securities summarizes certain of the material provisions of the indentures and the debt securities. This summary of the indentures and the debt securities is qualified in its entirety by reference to the Trust Indenture Act of 1939 and the forms of indentures. We have filed the indentures as exhibits to our registration statement of which this prospectus forms a part.

          The debt securities will be our unsecured indebtedness. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinate in right of payment to our senior debt securities as well as our other indebtedness that we now or may have in the future. The subordination provisions of the subordinated debt securities are discussed in greater detail below.

          Neither indenture limits the amount of debt securities that we may issue under such indenture. Unless we state otherwise in the prospectus supplement, neither indenture limits the amount of other debt that we can issue.

          Both indentures allow us to issue debt securities in one or more series with different terms. The indentures provide that debt securities of a single series can be issued at different times with different interest rates, redemption and repayment provisions. The particular terms of any series of debt securities being offered will be set forth in the prospectus supplement that relates to that series. These terms will include some or all of the following:

          o the title of the debt securities and whether such debt securities are senior or subordinated,

          o the total principal amount and permitted denomination of the debt securities,

          o the percentage of the principal amount of the debt securities at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated,

          o the currency or currencies in which the principal and interest on the debt securities will be payable,

          o the dates on which the principal of the debt securities will mature,

          o the interest rate for the debt securities or the method that will be used to determine the interest rate,

          o the dates on which interest on the debt securities will be payable and the manner in which interest will be paid,

          o  any mandatory or optional repayment or redemption provisions,

          o  any sinking fund provisions,

          o any index used to determine the amount of payments of principal and/or interest,

          o  any additional payment provisions,

          o any provision relating to the issuance of discounted debt securities and

          o in the case of debt securities that are convertible into common stock, the conversion price, the period during which the debt securities may be converted and any other terms of conversion which may differ from the applicable indenture.

          Some of the debt securities may be sold at a substantial discount below their stated principal amount and may provide for the payment of no interest or interest at a rate which at the time of issuance is below market rates. We will describe the U.S. federal income tax consequences and other special considerations applicable to any discounted debt securities in the prospectus supplement relating to the discounted debt securities.


Convertibility of the Debt Securities

          The holders of debt securities of a specified series that are convertible into shares of our common stock will be entitled at certain times specified in the prospectus supplement to convert any such securities into common stock. The conversion price and other terms of the conversion will be set forth in the prospectus supplement.

Subordination of Subordinated Debt Securities

          The indebtedness represented by the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness.

          The term "senior indebtedness" means the principal of and any premium and interest on any of our indebtedness outstanding on the date of the subordinated debt securities indenture or to be created, incurred or assumed by us after the date of the indenture unless the terms of such indebtedness specifically state that it is not senior in right of payment to the subordinated debt securities.

          Upon the insolvency, liquidation, bankruptcy, reorganization or similar proceeding relating to us or our property:

          o the holders of our senior indebtedness will be entitled to receive payment in full of all obligations before payment is made to any holders of the subordinated debt securities and

          o until all obligations with respect to our senior indebtedness are paid in full, any payment to which the holders of the subordinated debt securities would be entitled shall be made to the holders of our senior indebtedness.

          In addition, we may not make any payment on account of the subordinated debt securities, if:

          o  any of our senior indebtedness is not paid when due or

          o any other default on our senior indebtedness occurs and the maturity of such senior indebtedness is accelerated.

          If there is a default with respect to any of our senior indebtedness other than the two types of default described immediately above and the maturity of the indebtedness may be accelerated immediately, a representative of the applicable senior indebtedness has the right to send to us written notice stating that there has been a default. After receipt of such notice, we may not make any payments on the subordinated debt securities until the earlier of:

          o  179 days after the receipt of the notice,

          o the date on which the default which gave rise to the notice is no longer continuing,

          o the date that the default has been waived and any acceleration has been rescinded in writing or

          o the date when the applicable senior indebtedness has been paid in full.

          Not more than one blockage period notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to our senior indebtedness during such period.

          After all of our senior indebtedness is paid in full and all commitments in respect of the senior indebtedness have expired or terminated and until the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of our senior indebtedness to receive distributions applicable to the senior indebtedness.

Global Notes, Delivery and Form

          The debt securities may be issued in the form of one or more global notes that will be deposited with a depositary identified in a prospectus supplement. Each note will be registered in the name of the depositary's nominee. Unless a global note is exchanged in whole or in part for debt securities in definitive form, a global note may generally be transferred only as a whole and only to another nominee of the depositary or to a successor depositary or its nominee.

          Unless otherwise stated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, New York, New York. Currently, it limits the maximum denomination of any single global note to $500 million. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, records maintained by DTC and its participants.

          DTC has provided us the following information, and we take no responsibility for its accuracy: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the clearance and recording of the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participant's accounts. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations such as securities brokers and dealers, banks and trust companies that work through a participant, either directly or indirectly use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

          Pursuant to DTC's procedures, upon issuance of debt securities represented by a global note in connection with the sale of the debt securities to one or more underwriters, DTC will credit the accounts of the participants designated by the underwriters with the principal amount of the debt securities purchased by the underwriters. Ownership of beneficial interests in a global note will be shown

          o  on DTC's records with respect to participants;

          o by the participants with respect to indirect participants and certain beneficial owners; and

          o by the indirect participants with respect to all other beneficial owners.

          The laws of some states require that certain persons take physical delivery in definitive form of the securities which they own. Consequently, the ability to transfer beneficial interests in a global note may be limited.

          Under the indentures, if the nominee of DTC is the registered owner of a global note, the nominee will be considered the sole owner or holder of the debt securities. Except as provided below, owners of a global note will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof under the indentures for any purpose, including with respect to the giving of any directions, instructions or approval to the trustee. However, DTC has advised us that pursuant to its customary practice with respect to the giving of consents and votes, it will deliver an omnibus proxy to the trustee assigning the related holder's voting rights to the participant to whose account the debt securities are credited on the record date. Each proxy will include a list of participants' positions in the relevant security as of the record date for a consent or vote.

          We will wire to DTC's nominee principal and interest payments with respect to global notes. We and the trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes or for maintaining and reviewing any records relating to the beneficial ownership interest.

          It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their holdings of beneficial interests in the global notes as shown on DTC's records. DTC's current practice is to credit such accounts, as to interest, in next-day funds and, as to principal, in same-day funds. Payments by participants to owners of beneficial interests in the global notes will be governed by standing instructions and customary practices between the participants and the owners of beneficial interests in the global notes, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the underwriters, the trustee or us.

          Debt securities represented by a global note will be exchangeable for debt securities in definitive form with the same terms in authorized denominations only if:

          o DTC notifies us that it is unwilling or unable to continue as depositary, and we do not appoint a successor depositary within 90 days or

          o we determine not to have the debt securities represented by global notes.

          If any of these events occur, DTC will generally notify all direct participants of the availability of definitive debt securities. These securities will be issued in denominations of $1,000 and multiples thereof, in registered form only, and without coupons. We will maintain one or more offices or agencies in New York City to facilitate the transfer or exchange of the global notes. You will not be required to pay any service charges for any transfer or exchange, but we may require you to pay any tax, other governmental charge or payment in connection with the exchange or transfer.

Same-Day Settlement in respect of Global Notes

          Secondary trading in definitive long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, debt securities represented by global notes held by DTC will trade in DTC's Same-Day Funds Settlement System until maturity, and DTC therefore will require that secondary market trading activity in such debt securities settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in debt securities represented by global notes.

Restrictive Covenants Required by the Indenture

          The indenture for the senior debt securities requires us to comply with certain restrictive covenants. Some of the provisions are described below. All series of senior debt securities issued under the indenture will be entitled to the benefits of the covenants described below except for any series of senior debt securities that provides that they are not entitled to the benefits of the covenants described below.

Definition of Attributable Debt

          "Attributable Debt" means, with respect to any lease, the present value of the total net rental payments during the remaining term of the lease. The present value will be determined by using the discount rate implicit in the terms of the lease as determined by two of our officers and will be compounded semiannually. The net amount of rent we may pay under any lease for any period is the amount of rent payable for the period but excluding payments for maintenance, repairs, insurance, taxes, assessments, water rates or similar charges. For any lease which we may terminate by paying a penalty, the net amount of rent will include the penalty, but no rent will be included after the first date that the lease may be terminated.

Definition of Consolidated Net Tangible Assets

          "Consolidated Net Tangible Assets" means the aggregate amount of assets minus the following:

          o  applicable reserves and other properly deductible items,

          o all current liabilities excluding (1) those that the borrower may extend or renew to a time more than 12 months after the time the amount of the liability is being computed, (2) current maturities of long-term indebtedness and (3) capital lease obligations and

          o  all goodwill shown on our balance sheet.

Definition of Funded Debt

          "Funded Debt" means all indebtedness for money borrowed having a maturity of more than 12 months from the determination date or having a maturity of less than 12 months but that the borrower may renew or extend beyond 12 months.

Definition of Principal Property

          "Principal Property" means any mine, plant or other facility, the land upon which it stands and the fixtures that are a part of it, (1) which is used primarily for mining and processing and is located in the U.S. and (2) the net book value of which exceeds 5% of Consolidated Net Tangible Assets. Principal Property does not include (1) any mine, plant or facility which, in the opinion of our board of directors, is not of material importance to our total business or (2) any portion of a particular mine, plant or facility which is not of material importance to the use or operation of the mine, plant or facility.

Definition of Restricted Subsidiary

          "Restricted Subsidiary" means any Subsidiary (1) with substantially all of its property located, or carrying on substantially all of its business, within the U.S. and (2) which owns a Principal Property. "Restricted Subsidiary", however, does not include any Subsidiary whose primary business consists of (1) financing operations in connection with leasing and conditional sales transactions on behalf of us and our Subsidiaries, (2) purchasing accounts receivable or making loans secured by accounts receivable or inventory or (3) being a finance company.

Definition of Subsidiary

          "Subsidiary" is defined as any corporation or entity in which we or one or more of our Subsidiaries directly or indirectly owns a majority of the voting interests.

Limitation on Liens

          The indenture for the senior debt securities will prohibit us and any of our Restricted Subsidiaries from incurring, issuing, assuming or guarantying any debt for money borrowed or any debt evidenced by notes, bonds, debentures or other similar documents ("Debt") secured by any mortgage, security interest or other liens

(collectively, "Mortgages") on any Principal Property or shares of stock or indebtedness of any Restricted Subsidiary, without securing all outstanding series of debt securities under the applicable indenture (other than any series of debt securities that provide that the debt securities of the series are not entitled to the benefit of this covenant) equally and ratably with (or prior to) the secured Debt to be incurred, issued, assumed or guaranteed. This restriction, however, will not apply if the sum of the following does not exceed 10% of Consolidated Net Tangible Assets:

          o  the aggregate principal amount of such secured Debt,

          o  all secured Debt which would otherwise be prohibited, and

          o all of our and our Restricted Subsidiary's Attributable Debt in respect of sale and leaseback transactions which would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below.

          The restriction described above also will not apply to debt for borrowed money secured by the following:

          o Mortgages on property, stock or Debt of any entity existing at the time it becomes a Restricted Subsidiary,

          o Mortgages to secure indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary,

          o  Mortgages for taxes, assessments or governmental charges or levies
             (1) that are not yet due and delinquent or (2) the validity of which is being contested in good faith,

          o Mortgages of materialmen, mechanics, carriers, workmen, repairmen, landlords or other similar Mortgages, or deposits to obtain the release of these Mortgages,

          o Mortgages arising under attachment or restraint or similar legal process and the execution or enforcement of which is stayed and which are being contested in good faith,

          o Mortgages (1) to secure public or statutory obligations, (2) to secure payment of workmen's compensation, (3) to secure performance in connection with tenders, leases of real property, bids or contracts; or (4) to secure (or in lieu of) surety or appeal bonds, and Mortgages made in the ordinary course of business for similar purposes,

          o Mortgages in favor of the United States, any state in the United States, or any foreign governmental entity to secure payments pursuant to any contract or statute (including Debt of the pollution control or industrial revenue bond type) or to secure any debt incurred to finance the purchase price or the cost of construction of the property subject to the Mortgage,

          o Mortgages on property (including capitalized leases), stock or Debt of a corporation (1) existing at the time we or our Restricted Subsidiary acquired the entity, (2) that secure the payment of the purchase price, construction cost or improvement cost of the property, stock or Debt; or (3) that secure any Debt incurred prior to, at the time of, or within one year after we or our Restricted Subsidiary acquired the property, shares or Debt, completed the construction on or commenced commercial operation of the property for the purpose of financing the purchase price or construction cost,

          o  Mortgages existing at the date of the applicable indenture and

          o any extension, renewal or replacement of any of the Mortgages enumerated above that does not increase the Debt and that is limited to all or a part of the same property, stock or Debt that secured the original mortgage.

          The restrictions discussed above also will not apply to (1) any gold-based loan or forward sale arrangement and (2) Mortgages on property that we or any Restricted Subsidiary own or lease to secure our or a Restricted Subsidiary's proportionate share of any payments required to be made to any Person incurring the expense of developing, exploring or conducting operations for the recovery, processing or sale of the mineral resources of the property.

Limitation on Sales and Leasebacks

          The indenture for the senior debt securities will prohibit us and any of our Restricted Subsidiaries from entering into any arrangement with any third party lender or investor under which we or any Restricted Subsidiary will lease for a period, including renewals, in excess of three years, any Principal Property if we or the Restricted Subsidiary sold or will sell or transfer the Principal Property more than 270 days after the acquisition of the Principal Property or after completion of construction and commencement of full operation of the Principal Property, to the lender or investor or to any person to whom funds have been or will be advanced by the lender or investor on the security of the Principal Property (herein referred to as a "sale and lease-back transaction"), unless:

          o we or any Restricted Subsidiary could create Debt secured by a mortgage on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the debt securities of all series pursuant to the provisions of the covenant on limitation on liens described above or

          o we apply within 180 days after the sale or transfer an amount equal to the greater of (1) the net proceeds of the sale of the Principal Property sold and leased back pursuant to the arrangement or (2) the fair market value of the Principal Property so sold and leased back at the time of entering into the arrangement to:

          (a) the purchase of different property, facilities or equipment which has a value at least equal to the net proceeds of the sale or

          (b) the retirement of our Funded Debt or that of a Restricted Subsidiary (other than as a result of payment at maturity or pursuant to any mandatory sinking fund or prepayment provision).

          The amount to be applied to the retirement of Funded Debt, however, will be reduced by:

          o the principal amount of any debt securities of any series delivered within 180 days after such sale to the trustee for retirement and cancellation,

          o if the debt securities of any series are original issue discount debt securities or provide that an amount other than the face value is payable upon maturity or a declaration of acceleration, the amount that is due and payable with respect to such series pursuant to Section 4.1 of each of the indentures delivered within 180 days after such sale to the trustee for retirement and cancellation and

          o the principal amount of Funded Debt, other than the debt securities, voluntarily retired within 180 days after such sale.

Merger and Consolidation

          We may consolidate or merge with or into any other corporation and may sell, transfer or lease all of our property or substantially all of our property to any corporation, if:

          o the corporation, if other than us, which resulted from or received the property expressly assumes by supplemental indenture the due and punctual payment of the principal of and any premium or interest on the debt securities and the performance and observance of each agreement to be performed or observed by us under the debt securities and the indentures; and

          o immediately after the completion of the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing.

Event of Default

          "Event of Default", when used in each of the indentures with respect to any series of debt securities, will mean any of the following:

          o failure to pay interest on any debt security of the series for 30 days after it is due,

          o failure to pay the principal or any premium on any debt security of the series when it is due,

          o failure to pay any sinking fund payment on any debt security of the series when it is due,

          o failure to perform any other covenant in the applicable indenture for the benefit of the series of debt securities that continues for 90 days after we have been given written notice of that failure,

          o  events of bankruptcy, insolvency or reorganization, or

          o any other Event of Default specified for the series of debt securities.

          Within 90 days after a default occurs with respect to any series of debt securities, the trustee must notify the holders of the debt securities of the series of the default if we have not remedied it. Default is defined to include the events listed above without any grace periods. The trustee may withhold notice to the holders of the debt securities of any default except in the payment of principal, premium, interest or sinking fund payment if it in good faith considers the withholding of notice in the interest of all of the holders of the debt securities of the series. We are required to file an annual certificate with the trustee about any default by us under any provisions of the applicable indenture.

          If any Event of Default occurs and continues for any series of debt securities, the trustee or the holders of at least 25% of the principal amount of the debt securities of the outstanding series may declare the principal and interest accrued on all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of at least a majority of the aggregate principal amount of the debt securities of that series can annul the declaration. In addition, past defaults other than in payments of principal and interest may also be waived by the same vote.

          If an Event of Default occurs and continues for any series of debt securities, the holders of at least a majority of the principal amount of the affected series of debt securities then outstanding may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power given to or conferred upon the trustee under the indentures, for the series of debt securities.

          The trustee does not have to exercise any of its rights or powers under either of the indentures at the direction of any holders of notes unless the holders offer the trustee reasonable indemnity or reasonable security against expenses and liabilities.

          The Trust Indenture Act of 1939 requires that we file with the trustee annually a written statement regarding the presence or absence of certain defaults.

Defeasance

Defeasance and Discharge of Obligations

          Under the indentures, we will be discharged from our non-administrative obligations under the debt securities of any series if we deposit with the trustee in trust sufficient money and/or U.S. government securities to pay the interest and principal due on the stated due date of those payments. This trust may only be established if, among other things, we deliver to the trustee an opinion of counsel stating that, due to an Internal Revenue Service ruling or a change in federal income tax law, holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of this defeasance and will be subject to federal income tax, as if this defeasance had not occurred.

Defeasance of Certain Covenants and Certain Events of Default

          The indenture for the senior debt securities provides that we may be released from our obligation to comply with the covenants limiting liens and sale and leaseback transactions, and with any related Event of Default if we deposit with the trustee in trust money and/or U.S. government securities which provide for payment of the principal of and each installment of interest on the debt securities due on the stated maturity of such payments. Our other obligations under the indenture and the senior debt securities of such series and other Events of Default would remain in full force and effect. The trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel stating that the holders of the senior debt securities of such series will not recognize income, gain, or loss for federal income tax purposes as a result of a deposit and defeasance of the covenants and the Event of Default noted above and will be subject to federal income tax as would have been the case if such deposit and defeasance had not occurred.

          If we exercise the option described in this section and the debt securities of a series are declared due and payable because of the occurrence of an Event of Default other than the Event of Default related to the covenants limiting liens and sale and leaseback transactions, the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the senior debt securities of a series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from the Event of Default.

Changes to Indentures

          Under each of the indentures, we and the trustee may modify our rights and obligations, and the rights of the holders of debt securities with the consent of the holders of at least a majority of the principal amount of the outstanding debt securities of all series issued under the indentures affected by the modification. However, we must get the consent of the holder of each debt security affected to make the following changes to the debt securities:

          o  an extension of the fixed maturity of any debt security,

          o  a reduction of the principal amount payable on any debt security,

          o  a reduction in the rate of interest payable on any debt security,

          o  a change in currency in which payments are made,

          o  an extension of the time of payment of interest,

          o a modification that affects adversely any right of a holder of a debt security to repayment,

          o a reduction in the principal amount of an original issue discount debt security due and payable upon a acceleration of the maturity,

          o  an adverse change in or elimination of conversion rights,

          o a reduction in the portion of the principal amount of a debt security provable in bankruptcy,

          o  a reduction in amounts payable upon redemption,

          o  a reduction in the rate of interest payable on overdue amounts and

          o a reduction in the percentage of holders of the outstanding debt securities of each series required to consent to any modification discussed above.

          Under each of the indentures, we can make certain modifications to the applicable indenture with the consent of the trustee but without the consent of any holders of debt securities to evidence our merger, the replacement of the trustee and for certain other purposes.

Duties and Powers of the Trustee

          Except during the continuance of an Event of Default, the trustee under each of the indentures will perform only the duties set forth in the applicable indenture. During the continuance of any Event of Default, the trustee will exercise the rights and powers given it under the applicable indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under similar circumstances in the conduct of his own affairs.

          The trustee may acquire and hold our securities and, subject to certain conditions, otherwise deal with us as if it were not trustee.

          We currently conduct banking transactions with the trustee in the ordinary course of our business.

                      DESCRIPTION OF DEBT SECURITY WARRANTS

          We may issue warrants for the purchase of debt securities. The warrants may be issued independently or together with any securities offered by any prospectus supplement. The warrants will be issued under one or more debt security warrant agreements between us and a bank or trust company as debt security warrant agent. The debt security warrant agent will be our agent and will not assume any obligations to any owner of the debt security warrants. We have summarized below certain material provisions of the separate debt security warrant agreements. This summary is qualified in its entirety by reference to the debt security warrant agreement.

General

          Under the debt security warrant agreement, the warrants may be issued in one or more series. The prospectus supplement and the debt security warrant agreement relating to any series of warrants will include specific terms about the warrants. These terms include some of the following:

          o  the type and number of warrants,

          o the aggregate principal amount of related debt securities for which the warrant can be exercised and the price or the manner of determining the price and currency or other consideration to purchase such debt securities,

          o  the expiration date of each warrant,

          o  the exercise date of each warrant,

          o  the offering price and currency of each warrant,

          o if applicable, the designation and terms of the securities with which each warrant can be issued,

          o any provision dealing with the date on which the warrants and related securities will be separately transferable,

          o any provision granting a mandatory or an optional redemption provision,

          o  the identity of the debt security warrant agent,

          o  the form of the debt security warrant certificates and

          o  any other terms of the warrant.

          The warrants will be represented by certificates. The warrants may be exchanged pursuant to the procedure outlined in the debt security warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the debt securities issuable upon exercise of the warrant.

Exercise of Debt Security Warrants

          To exercise warrants, the holder must provide the debt security warrant agent with the following:

          o  payment of the exercise price,

          o certain information required by the reverse side of the warrant certificates,

          o  the number of warrants to be exercised and

          o  an executed and completed warrant certificate.

          The debt security warrant agent will issue a new warrant certificate for any warrants not exercised. From time to time, we may reduce the exercise price.

Modification of the Debt Security Warrant Agreement

          The debt security warrant agreement will permit us and the debt security warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

          o  to cure any ambiguity,

          o to correct or supplement any provision which may be defective or inconsistent with any other provisions or

          o to add new provisions regarding certain matters or questions that we and the debt security warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

                     AS A REAL PROPERTY HOLDING CORPORATION

          We are likely to constitute a U.S. real property holding corporation within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Under certain provisions of the Code and the income tax regulations, gain realized by a non-U.S. person who would not ordinarily be subject to U.S. federal income tax on gains would, under certain circumstances, be subject to tax (the "special tax") on gain realized on the disposition (and possible withholding tax on the proceeds from such sale (the "withholding tax")) of our securities (other than the disposition of an interest held solely as a creditor), notwithstanding such non-U.S. person's lack of other connections with the U.S. However, because our common stock is regularly traded on an established stock market, the special tax and the withholding tax would apply to the disposition by a non-U.S. person of an interest in a class of securities(other than an interest held solely as a creditor) that is not regularly traded on established securities market only if on the date such interest was acquired by such person it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of stock with the lowest fair market value. However, if such non-regularly traded class of securities is convertible into a regularly traded class of stock, the special tax and the withholding tax would apply to the disposition of an interest in such non-regularly traded class of securities only if on the date such interest was acquired by such person it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of stock into which it is convertible. The special tax (but, except in certain circumstances, not the withholding tax) would likewise apply to a disposition of an interest in a class of stock that is regularly traded on an established securities market by a non-U.S. person who beneficially owns, actually or constructively, more than 5% of the total fair market value of such class of securities at any time during the five year period immediately preceding the disposition of such interest.

          Certain U.S. federal income tax consequences of an investment in a class of securities will, to the extent appropriate under the circumstances, be described in the prospectus supplement relating thereto. Each prospective holder of securities is urged to consult its own tax advisors regarding the U.S. federal tax consequences of an investment in such securities, as well as the tax consequences under any state, local or foreign tax laws.

                              PLAN OF DISTRIBUTION

     We may sell the securities described in this prospectus

          o  through agents

          o  through underwriters or dealers or

          o  directly to one or more purchasers.

          The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices. The fixed price may be changed to reflect market prices prevailing at the time of sale at negotiated prices.

          Except for the common stock the securities will have no established trading market. Underwriters and agents to whom securities are sold for public offering and sale may make a market in the securities, but will not be obligated to do so and could stop doing so at any time without notice. We cannot guarantee that there will be a market for the securities.

          In connection with the sale of offered securities, underwriters may receive compensation from us or from purchasers of offered securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell offered securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions and commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers, agents or direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions that we pay to them and any profit on their resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters, dealers, agents or direct purchasers and describe their compensation in the prospectus supplement.

          We may have agreements with the underwriters, dealers and agents who participate in the sale of offered securities to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

          We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase debt securities which will be paid for and delivered on a future date specified in the prospectus supplement. The obligations of any purchasers under this delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States to which the institution is subject. The underwriters and dealers will not have any responsibility for the validity and performance of these contracts.

                                 LEGAL OPINION

          White & Case LLP will issue for us an opinion about the legality of the offered securities.

                                    EXPERTS

          The consolidated financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York City and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

          The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus:

          o  Annual Report on Form 10-K for the year ended December 31, 2000;

          o Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

          o Current Reports on Form 8-K dated January 22, 2001, May 9, 2001 and May 14, 2001.

          You may request a copy of these documents at no cost to you, by writing or telephoning us as follows:

          Newmont Mining Corporation
          1700 Lincoln Street
          Denver, Colorado  80203
          Attn:  Office of the Secretary
          (303) 863-7414

          You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

         SEC filing fee................................................$  68,750
         Accounting fees and expenses..................................$  13,000
         Legal fees and expenses ......................................$ 150,000
         Blue Sky and Legal Investment expenses........................$  20,000
         Warrant Agent's fees..........................................$   2,500
         Transfer Agent's fees.........................................$   2,500
         Trustee's fees................................................$   5,000
         Rating agency fees............................................$ 135,000
         Printing and engraving expenses...............................$  25,000
         Miscellaneous ................................................$  10,000
                                                                       ---------

         Total ........................................................$ 431,750
                                                                       =========

--------------------

*All estimates except for filing fee.

Item 15.  Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

          The By-Laws of Newmont provide that each person who at any time is or shall have been a director or officer of Newmont, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Newmont, and his or her heirs, executors and administrators, shall be indemnified by Newmont in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Section 6 of the By-Laws of Newmont facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between Newmont and the director or officer.



Item 16.  Exhibits.

Exhibit
Number                                   Description of Documents
------                                   ------------------------

1.1       -         Proposed form of Underwriting Agreement relating to the
                    Common Stock, the Preferred Stock, the Depositary Shares and the Common Stock Warrants.

1.2       -         Proposed form of Underwriting Agreement relating to the
                    Debt Securities and the Debt Security Warrants.

4.1       -         Restated Certificate of Incorporation of Newmont Mining
                    Corporation. Incorporated by reference to Exhibit 3.1 to Newmont Mining Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

4.2       -         Certificate of Elimination of Series A Junior
                    Participating Preferred Stock. Incorporated by reference to
                    Exhibit 3(b) to Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

4.3       -         Certificate of Designations of $3.25 Convertible Preferred
                    Stock. Incorporated by reference to Exhibit 4.1 to Newmont
                    Mining Corporation's Current Report on Form 8-K dated
                    January 22, 2001.

4.4       -         By-Laws of Newmont Mining Corporation as amended through
                    August 30, 2000. Incorporated by reference to Exhibit 3(b) to Newmont Mining Corporation's Current Report on Form 8-K dated September 6, 2000.

4.5       -         Indenture relating to the Senior Debt Securities, dated as of May 1, 2001, between Newmont Mining Corporation and
                    Citibank, N.A., as Trustee ("Citibank"), (including the form of Senior Debt Securities) (the "Senior Indenture").
                    Incorporated by reference to Exhibit 4.1 to Newmont Mining
                    Corporation's Current Report on Form 8-K dated May 14, 2001.

4.6       -         Indenture relating to the Subordinated Debt Securities, to be dated on or about the date of first issuance of Subordinated Debt Securities thereunder between Newmont
                    Mining Corporation and Citibank, as Trustee (including the form of Subordinated Debt Securities) (the "Subordinated
                    Indenture").

4.7       -         Rights Agreement dated as of August 31, 2000 (the "Rights
                    Agreement") between Newmont Mining Corporation and Mellon
                    Investor Services LLC, as Rights Agent. Incorporated by reference to Exhibit 4.1 to Newmont Mining's Registration
                    Statement on Form 8-A dated September 6, 2000.

4.8       -         Form of Common Stock Warrant Agreement (including form of
                    Warrant). Incorporated by reference to Exhibit 4.15 to Newmont Mining Corporation's Registration Statement on Form
                    S-3 (No. 33-54249).

5         -         Opinion of White & Case LLP.

12.1      -         Computation of Ratio of Earnings to Fixed Charges and
                    Preferred Stock Dividends.

12.2      -         Computation of Ratio of Earnings to Fixed Charges.

23.1      -         Consent of Arthur Andersen LLP.

23.2      -         Consent of White & Case LLP (included in Exhibit 5).

24.1      -         Power of Attorney of certain officers and directors of
                    Newmont Mining Corporation.

25.1      -         Form T-1 Statement of Eligibility under the Trust
                    Indenture Act of 1939, as amended, of Citibank, as Indenture
                    Trustee under the Senior Indenture.

25.2      -         Form T-1 Statement of Eligibility under the Trust
                    Indenture Act of 1939, as amended, of Citibank as Indenture
                    Trustee under the Subordinated Indenture.

Item 17.  Undertakings.

                    The undersigned Registrant hereby undertakes:

                    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i) to include any prospectus required by Section
                    10(a)(3) of the Act;

                            (ii) to reflect in the prospectus any facts or
                    events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                            (iii) to include any material information with
                    respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement;

                    (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

                    (4) that, for purposes of determining any liability under the Act, each filing of Newmont Mining's annual report pursuant to
          Section 13(a) or 15(d) of the 1934 Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 25th day of July, 2001.

                                             NEWMONT MINING CORPORATION


                                             By  /s/ Britt D. Banks
                                             ---------------------------------
                                             Britt D. Banks
                                             Vice President, General Counsel
                                             and Secretary

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                               Title                                             Date

           *
----------------------
   Ronald C. Cambre                     Chairman of the Board of Directors                July 25, 2001

           *
----------------------
    Wayne W. Murdy                      Director, President and Chief                     July 25, 2001
                                        Executive Officer (Principal
                                        Executive Officer)


           *
----------------------
    Glen A. Barton                      Director                                          July 25, 2001


           *
----------------------
  Vincent A. Calarco                    Director                                          July 25, 2001


           *
----------------------
  James T. Curry, Jr.                   Director                                          July 25, 2001

           *
----------------------
  Joseph P. Flannery                    Director                                          July 25, 2001

           *
----------------------
  Leo I. Higdon, Jr.                    Director                                          July 25, 2001

           *
----------------------
  Robin A. Plumbridge                   Director                                          July 25, 2001

           *
----------------------
    Moeen A. Qureshi                    Director                                          July 25, 2001


                                      II-5


           *
----------------------
   Michael K. Reilly                    Director                                          July 25, 2001

           *
----------------------
   James V. Taranik                     Director                                          July 25, 2001

           *
----------------------
    Bruce D. Hansen                     Senior Vice President and Chief                   July 25, 2001
                                        Financial Officer
                                        (Principal Financial Officer)

           *
----------------------
  Linda K. Wheeler                      Vice President and Controller                     July 25, 2001
                                        (Principal Accounting Officer)


     *By  /s/ Britt D. Banks
          ------------------
          Britt D. Banks as
          Attorney-in-fact

                *
     ------------------------


                                 EXHIBIT INDEX

Exhibit
Number                                   Description of Documents
------                                   ------------------------

1.1       -         Proposed form of Underwriting Agreement relating to the
                    Common Stock, the Preferred Stock, the Depositary Shares and the Common Stock Warrants.

1.2       -         Proposed form of Underwriting Agreement relating to the
                    Debt Securities and the Debt Security Warrants.

4.1       -         Restated Certificate of Incorporation of Newmont Mining
                    Corporation. Incorporated by reference to Exhibit 3.1 to Newmont Mining Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

4.2       -         Certificate of Elimination of Series A Junior
                    Participating Preferred Stock. Incorporated by reference to
                    Exhibit 3(b) to Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

4.3       -         Certificate of Designations of $3.25 Convertible Preferred
                    Stock. Incorporated by reference to Exhibit 4.1 to Newmont
                    Mining Corporation's Current Report on Form 8-K dated
                    January 22, 2001.

4.4       -         By-Laws of Newmont Mining Corporation as amended through
                    August 30, 2000. Incorporated by reference to Exhibit 3(b) to Newmont Mining Corporation's Current Report on Form 8-K dated September 6, 2000.

4.5       -         Indenture relating to the Senior Debt Securities, dated as of May 1, 2001, between Newmont Mining Corporation and
                    Citibank, N.A., as Trustee ("Citibank"), (including the form of Senior Debt Securities) (the "Senior Indenture").
                    Incorporated by reference to Exhibit 4.1 to Newmont Mining
                    Corporation's Current Report on Form 8-K dated May 14, 2001.

4.6       -         Indenture relating to the Subordinated Debt Securities, to be dated on or about the date of first issuance of Subordinated Debt Securities thereunder between Newmont
                    Mining Corporation and Citibank, as Trustee (including the form of Subordinated Debt Securities) (the "Subordinated
                    Indenture").

4.7       -         Rights Agreement dated as of August 31, 2000 (the "Rights
                    Agreement") between Newmont Mining Corporation and Mellon
                    Investor Services LLC, as Rights Agent. Incorporated by reference to Exhibit 4.1 to Newmont Mining's Registration
                    Statement on Form 8-A dated September 6, 2000.

4.8       -         Form of Common Stock Warrant Agreement (including form of
                    Warrant). Incorporated by reference to Exhibit 4.15 to Newmont Mining Corporation's Registration Statement on Form
                    S-3 (No. 33-54249).

5         -         Opinion of White & Case LLP.

12.1      -         Computation of Ratio of Earnings to Fixed Charges and
                    Preferred Stock Dividends.

12.2      -         Computation of Ratio of Earnings to Fixed Charges.

23.1      -         Consent of Arthur Andersen LLP.

23.2      -         Consent of White & Case LLP (included in Exhibit 5).

24.1      -         Power of Attorney of certain officers and directors of
                    Newmont Mining Corporation.

25.1      -         Form T-1 Statement of Eligibility under the Trust
                    Indenture Act of 1939, as amended, of Citibank, as Indenture
                    Trustee under the Senior Indenture.

25.2      -         Form T-1 Statement of Eligibility under the Trust
                    Indenture Act of 1939, as amended, of Citibank as Indenture
                    Trustee under the Subordinated Indenture.